Exhibit 10.7.2

SECOND AMENDMENT TO OFFICE LEASE

THIS SECOND AMENDMENT (this “Amendment”) is entered into as of November 15, 2010, by and between MS LPC MALIBU PROPERTY HOLDINGS, LLC, a Delaware limited liability company (“Landlord”), and IXIA, a California corporation (“Tenant”).

Recitals

A.           Landlord and Tenant entered into that certain Office Lease dated as of September 14, 2007 (the “Initial Lease”), as amended by that certain Amendment to Office Lease dated as of February 11, 2010 (the “First Amendment”, and together with the Initial Lease, the “Lease”), pursuant to which Tenant leased from Landlord approximately 84,124 rentable square feet of space (the “Premises”) in three buildings located at 26601, 26701 and 26677 West Agoura Road, Calabasas, CA, which are part of an office project known as “Corporate Center – Calabasas” (the “Project”).

B.           Tenant has requested the right to expand the Premises, by adding to the Premises that certain space consisting of approximately 1,767 rentable square feet (1,621 usable square feet), which is a portion of Suite B100 on the first floor of Building “B” within the Project, located at 26707 West Agoura Road, as shown on the site plan attached to this Amendment as Exhibit A (the “Expansion Premises”), and Landlord has agreed to allow such expansion, on the terms and conditions set forth in this Amendment.

C.           All capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Lease.

Agreement

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are acknowledged, Landlord and Tenant agree as follows:

1.           Expansion of Premises.  Tenant shall have the right to occupy the Expansion Premises during the “Expansion Term” (as defined below), on all the terms and conditions set forth in this Amendment.

2.           Condition of Premises; Tenant Improvements.  Tenant agrees that it has inspected the Expansion Premises and has determined that they are suitable for Tenant’s purposes without requiring any improvement by Landlord, and Tenant agrees to accept the Expansion Premises in their “as is” condition.   Tenant shall have the right, subject to all provisions of the Lease relating to alterations, to install, at Tenant’s sole cost and expense, the following tenant improvements, using Building-standard materials, pursuant to plans and specifications to be approved in advance by Landlord: (a) installation of a door from the common hallway to the Expansion Premises; (b) installation of a door opening between the warehouse and the additional room, all as shown on the site drawing attached hereto as Exhibit B; and (c) removal and replacement of the existing carpeting in the additional room with vinyl composition tile (“VCT”).  Notwithstanding the provisions of Article 15 of the Lease, Tenant shall not be obligated to remove the VCT from the Expansion Premises and restore the Expansion Premises flooring to its condition  as of the date that Tenant takes possession of the Expansion Premises (nor shall Tenant be obligated for the cost of such removal and restoration) upon (i) the expiration or termination of the Lease or (ii) relocation of the Expansion Premises to the “Relocation Space,” as that term is defined in Section 11 below, it being understood that the VCT shall remain undisturbed by Tenant upon Tenant’s vacation of the Expansion Premises.

3.           Expansion Term.  The term of Tenant’s occupancy of the Expansion Premises (the “Expansion Term”) shall commence on the date that this Amendment is fully executed by Landlord and Tenant (the “Expansion Term Commencement Date”) and shall continue until May 31, 2012 (the “Extension Term Expiration Date”), unless terminated earlier as provided in the Lease.

4.           Expansion Premises Rent.  Commencing as of December 1, 2010, Base Rent for the Expansion Premises shall be as follows (reflecting an initial Base Rent of $1.25 per rentable square foot, and an annual 3% increase):

12/1/10 – 11/30/11                              $2,208.75

12/1/11 – 5/31/12                                $2,275.01

5.           Tenant’s Share.  During the Expansion Term, Tenant’s Share with respect to the Expansion Premises shall be 2.54%.

6.           Payment of Rent for Expansion Premises.  All Rent payable in relation to the Expansion Premises shall be in addition to Rent payable in relation to the Premises, and shall be paid in the same manner and at the same time as with respect to Rent payable in relation to the Premises.

7.           Insurance.  During the Expansion Term, Tenant shall ensure that all policies of insurance required to be carried by Tenant pursuant to the Lease shall be expanded to cover the Expansion Premises in addition to the Premises, and prior to occupying the Expansion Premises, Tenant shall deliver to Landlord an updated certificate evidencing such expanded coverage.

8.           Permitted Use.  Tenant shall be permitted to use the Expansion Premises solely for warehouse and storage purposes.  Tenant shall not use or store any Hazardous Materials in the Expansion Premises.  In addition, Tenant agrees that it shall comply with Article 5 of the Lease with respect to the Expansion Premises.

9.           Janitorial Service.  Tenant agrees that no janitorial service will be provided for the Expansion Premises, and that Tenant is responsible for procuring, at Tenant’s sole cost, any janitorial service desired by Tenant with respect to the Expansion Premises.

10.           Licenses and Permits.  It is the responsibility of Tenant to obtain, at its sole cost and expense, any and all licenses, permits or other authorizations that may be required by any governmental agency or authority in connection with Tenant’s use of the Expansion Premises.  Tenant shall obtain such licenses, permits and authorizations prior to the first day of the Expansion Term and shall maintain them in effect throughout the Expansion Term.  Tenant shall strictly comply with all terms and conditions of such licenses, permits and authorizations.  Tenant shall comply with all Applicable Laws in connection with its use of the Expansion Premises.

11.           Right to Relocate.  Landlord reserves the right during the Expansion Term to relocate the Expansion Premises to other premises within the Project, comparable in size and configuration (the “Relocation Space”), following sixty (60) days’ prior written notice (the “Relocation Notice”) to Tenant.  Tenant shall have the right (the “Expansion Premises Termination Right”), exercisable within fifteen (15) days after the receipt of the Relocation Notice, to terminate the Lease with respect to the Expansion Premises upon at least ten (10) days’ but not more than thirty (30) days’ prior written notice to Landlord.  If Tenant fails to exercise the Expansion Premises Termination Right, Tenant shall be obligated to relocate the Expansion Premises to the Relocation Space, provided that the substituted premises are made available to Tenant at the same per square foot rental rate as the Expansion Premises.  Tenant shall pay the cost of moving Tenant’s personal property (including furniture, fixtures, equipment, supplies, inventory, and all other items of personal property) from the Expansion Premises to the Relocation Space, and all other costs and expenses incurred by Tenant in connection with any such relocation.  Upon a relocation, Tenant shall not be required to restore the Expansion Premises in the manner required by the Article 15 of the Lease, but instead, Tenant shall leave the Expansion Premises in broom clean condition.

12.           Incorporation of Lease.  Except as expressly stated in this Amendment, all of the terms, conditions and covenants of the Lease shall apply to Tenant’s use of the Expansion Premises.  Except as expressly stated in this Amendment, the Lease remains in full force and effect without modification.

IN WITNESS WHEREOF, Tenant and Landlord have caused this Amendment to be executed by their duly authorized representatives as of the date set forth above.

MS LPC MALIBU PROPERTY HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ David Binswanger
Name:	David Binswanger
Title:	Vice President

IXIA, a California corporation

By:	/s/ Ronald W. Buckly
Name:	Ronald W. Buckly
Senior Vice President, Corporate
Title:	Affairs and General Counsel